Exhibit 99.1

Analog Devices Welcomes Karen Golz to Board of Directors

NORWOOD, Mass.--(BUSINESS WIRE)--June 14, 2018--Analog Devices, Inc. (Nasdaq: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced that its Board of Directors has appointed Karen M. Golz as an independent director on the Board, effective immediately. Ms. Golz retired as a partner from Ernst & Young, where she held various senior leadership positions during her tenure at the firm, including most recently, Global Vice Chair, Japan. In addition to accounting and audit expertise, Ms. Golz brings extensive experience helping large organizations successfully navigate the complexities of international trade and regulation. Ms. Golz will serve on the Audit Committee of the Board of Directors.

"We are honored to have Karen join the ADI Board. Karen’s expertise and international experience will add additional talent to our Audit Committee," said Ray Stata, ADI Chairman of the Board. “We are looking forward to her contributions to the company.”

Ms. Golz currently serves as senior advisor to The Boston Consulting Group’s Audit and Risk Committee and sits on the Board of Trustees of the University of Illinois Foundation.

Ms. Golz earned her Bachelor of Science degree in Accountancy, with highest honors, from the University of Illinois, Urbana-Champaign and is a certified public accountant licensed in several jurisdictions.

About Analog Devices
Analog Devices (Nasdaq: ADI) is the leading global high-performance analog technology company dedicated to solving the toughest engineering challenges. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure, power, connect and interpret. Visit http://www.analog.com.

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CONTACT:
Analog Devices, Inc.
Michael Lucarelli, 781-461-3282
Investor Relations
investor.relations@analog.com